NEWS RELEASE	Contact:
American Realty Investors, Inc. Investor Relations
FOR IMMEDIATE RELEASE	Erik Johnson (469) 522-4200 investor.relations@americanrealtyinvest.com

American Realty Investors, Inc. reports Earnings for Q3 2024

DALLAS (November 7, 2024) -- American Realty Investors, Inc. (NYSE:ARL) is reporting its results of operations for the three months ended September 30, 2024. For the three months ended September 30, 2024, we reported net income attributable to common shares of $17.5 million or $1.08 per diluted share, compared to net income attributable to common shares of $3.0 million or $0.18 per diluted share for the same period in 2023.

Financial Highlights

•Total occupancy was 79% at September 30, 2024, which includes 95% at our multifamily properties and 48% at our commercial properties.
•On July 10, 2024, we replaced the existing loan on Forest Grove with a $6.6 million loan that bears interest at SOFR plus 1.85% and matures on August 1, 2031.
•On October 18, 2024, we completed a 45,000 square foot lease at Stanford Center. This is the first new lease at the property following our major renovation of the property. The new lease provides a 14% increase in occupancy to the property and a 20% increase in rent per square foot over recent expired leases at the property. The lease is expected to commence in April 2025.
•On October 21, 2024, we obtained a $27.5 million construction loan to finance the development of a 234 unit multifamily property in Dallas, Texas ("Mountain Creek") that is expected to be completed in 2026 for a total cost of approximately $49.8 million. The construction loan on Mountain Creek bears interest at SOFR plus 3.45% and matures on October 20, 2026.
•On October 31, 2024, we paid $23.4 million to resolve all claims litigation with David Clapper and related entities related (collectively, the “Clapper") that had been ongoing since 1999. The matter originally involved a transaction in 1998 in which we were to acquire eight multifamily properties from the Clapper. As a result of the settlement, we accrued a loss on real estate transactions of $23.4 million during the three and nine months ended September 30, 2024.

Financial Results

Rental revenues decreased $0.8 million from $11.8 million for the three months ended September 30, 2023 to $11.1 million for the three months ended September 30, 2024. The decrease in rental revenue is primarily due to a decrease in occupancy at our commercial properties. We expect occupancy to improve in the fourth quarter due to our recently completed 45,000 square foot lease at Stanford Center.

Net operating loss was $2.1 million for the three months ended September 30, 2023 and September 30, 2024. Our decrease in revenue was offset by a decrease in operating expenses, including a decrease in general and administrative expenses.

Net income attributable to common shares decreased $20.4 million from net income of $3.0 million for the three months ended September 30, 2023 to a net loss of $17.5 million for the three months ended September 30, 2024. The decrease in net income is primarily attributed to our accrual of the $23.4 million Clapper Settlement in 2024.
About American Realty Investors, Inc.
American Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers, and developed and undeveloped land. The Company invests in real estate through direct ownership, leases and partnerships and invests in mortgage loans on real estate. The Company also holds mortgage receivables. The Company’s primary asset and source of its operating results is its investment in Transcontinental Realty Investors, Inc. (NYSE:TCI). For more information, visit the Company’s website at www.americanrealtyinvest.com.

AMERICAN REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Revenues:
Rental revenues	$11,074	$11,838	$33,541	$34,236
Other income	533	688	1,738	2,217
Total revenue	11,607	12,526	35,279	36,453
Expenses:
Property operating expenses	6,989	7,443	20,247	20,580
Depreciation and amortization	3,120	3,313	9,429	9,615
General and administrative	1,590	1,579	4,550	8,424
Advisory fee to related party	1,971	2,295	5,910	6,883
Total operating expenses	13,670	14,630	40,136	45,502
Net operating loss	(2,063)	(2,104)	(4,857)	(9,049)
Interest income	5,506	9,008	16,033	25,201
Interest expense	(2,123)	(1,954)	(5,958)	(7,574)
Gain on foreign currency transactions	—	—	—	993
Loss on early extinguishment of debt	—	—	—	(1,710)
Equity in income from unconsolidated joint ventures	423	234	1,407	2,946
(Loss) gain on real estate transactions	(23,400)	(32)	(23,400)	156
Income tax provision	4,641	(1,127)	3,552	(2,416)
Net (loss) income	(17,016)	4,025	(13,223)	8,547
Net income attributable to noncontrolling interest	(444)	(1,037)	(1,319)	(2,456)
Net (loss) income attributable to common shares	$(17,460)	$2,988	$(14,542)	$6,091
Earnings per share
Basic and diluted	$(1.08)	$0.18	$(0.90)	$0.38
Weighted average common shares used in computing earnings per share
Basic and diluted	16,152,043	16,152,043	16,152,043	16,152,043